                                                                    Exhibit 10.7

                           STOCK PURCHASE AGREEMENT

                           STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 29th day of September, 1997, by and between United Payors & United Providers, Inc., a Delaware corporation ("Buyer") and Principal Holding Company, an Iowa corporation ("Seller"), a wholly owned subsidiary of Principal Mutual Life Insurance Company, an Iowa mutual insurance company ("Principal Mutual").

         WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares") of UP&UP, Inc., formerly known as America's Health Plan, Inc., a Maryland corporation (the "Company"); and

         WHEREAS, Seller wishes to sell, transfer, and assign to Buyer and Buyer wishes to purchase from Seller, all of the issued and outstanding Shares; and

         WHEREAS, in connection with Buyer's acquisition of the Shares, Seller, Principal Mutual and certain of their Affiliates wish to enter into certain agreements identified on Schedule 1 attached hereto and by reference incorporated herein (the "Other Agreements") pursuant to which, among other things, Buyer and the Company will provide a national network of health care providers for the benefit of Seller, Principal Mutual and such Affiliates as set forth therein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the parties agree as follows:

         1.       Definitions.

                  1.1.     Certain Defined Terms.

                           For purposes of this Agreement, certain capitalized terms used in this Agreement shall have the meanings set forth in Addendum I attached hereto and by reference incorporated herein, except as otherwise expressly provided herein.

         2.       Sale and Transfer of Shares; Closing.

                  2.1.     Shares.

                           Subject to the terms and conditions of this Agreement, at the Closing Seller will sell and transfer the Shares to Buyer and Buyer will purchase the Shares from Seller.

                  2.2.     Purchase Price.

                           The Purchase Price (the "Purchase Price") for the Shares will be fourteen million seven hundred and fifty thousand dollars ($14,750,000) plus the Adjustment Amount. The Purchase Price shall be paid in cash or immediately available funds at Closing. The Purchase Price shall be increased after Closing by the Adjustment Amount as set forth in Section 2.5. below, which Adjustment Amount is based on a third-party valuation of the Company.

                  2.3.     Closing.

                           The Closing of the sale and purchase of the Shares (the "Closing") shall take place at the office of the Seller at 711 High Street, Des Moines, Iowa 50392, on September 29, 1997, (the "Closing Date") at 10:00 a.m., or at such other time or place as may be mutually agreed upon by the parties.

                  2.4.     Closing Obligations.

                           At the Closing,

                           (a)      Seller will deliver to Buyer:

                                    (i)     certificates representing the
                                            Shares, duly endorsed to Buyer or
                                            with assignments of stock attached
                                            thereto duly endorsed to Buyer, with
                                            all necessary transfer taxes affixed
                                            or provided for;

                                    (ii)    a certificate executed by Seller to
                                            the effect that each of Seller's
                                            representations and warranties in
                                            this Agreement was accurate in all
                                            respects as of the date of this
                                            Agreement and, except as otherwise
                                            stated in such certificate, is
                                            accurate in all respects as of the
                                            Closing Date as if made on the
                                            Closing Date;

                                    (iii)   the opinion of counsel to Seller,
                                            dated the Closing Date,
                                            substantially in the form of
                                            Addendum II;

                                    (iv)    the Principal Mutual Service
                                            Agreement, executed by Principal
                                            Mutual; and

                                    (v)     the AHP License Agreement, executed
                                            by Principal Mutual.

                           (b)      Buyer will deliver to Seller:

                                    (i)     the Purchase Price;

                                    (ii)    a certificate executed by Buyer to
                                            the effect that each of Buyer's
                                            representations and warranties in
                                            this Agreement was accurate in all
                                            respects as of the date of this
                                            Agreement and, except as otherwise
                                            stated in such certificate, is
                                            accurate in all respects as of the
                                            Closing Date as if made on the
                                            Closing Date; and

                                    (iii)   the opinion of counsel to Buyer,
                                            dated the Closing Date,
                                            substantially in the form of
                                            Addendum III.

                           (c) Buyer shall execute the Principal Mutual Service Agreement and the AHP License Agreement.

                  2.5.     Adjustment Amount.

                           Buyer shall pay to Seller an amount determined for the period July 1, 1997, to December 31, 1997, and thereafter annually through calendar year-end 2001 based on variances from expected revenue targets set forth below (the "Targeted Revenue"). Within ninety
                           (90) days of the end of each of the calendar years 1997 through and including 2001, Buyer shall pay to Seller in cash an amount equal to forty percent (40%) of the amount by which Actual Revenues exceed Targeted Revenue for the immediately preceding year or portion thereof (such amount in aggregate referred to herein as the "Adjustment Amount").

                                   Year           Targeted Revenue (millions)
                                   ----           ----------------
                               1997 (7/1 - 12/31)      $  5
                               1998                      14
                               1999                      16
                               2000                      18
                               2001                      20

                           In no event shall the Adjustment Amount exceed thirteen million dollars ($13,000,000). Actual Revenues for the period July 1, 1997, to December 31, 1997, and thereafter for calendar years 1998 through and including 2001 shall be audited annually by an independent auditor (which may be Buyer's independent auditor provided the same is a nationally recognized accounting firm).

                  2.6.     Effective Date.

                           Notwithstanding the Closing Date, the Closing shall be effective as of July 1, 1997 (the "Effective Date").

                  2.7.     Company Cash.

                           All cash of the Company (net of taxes payable on the Effective Date) as of the Effective Date shall be delivered to and become the property of Seller as of Closing.

         3.       Representations and Warranties of Seller.

                  Seller represents and warrants to Buyer as follows:

                  3.1.     Organization.

                           Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa.

                  3.2.     Corporate Authority.

                           The execution, delivery and performance of this Agreement has been duly authorized and this Agreement constitutes the valid and binding obligation of the Seller and is enforceable in accordance with its terms and conditions. The execution, delivery and performance of the Other Agreements to which Seller is a party will, prior to the Closing Date, be duly authorized and will when executed constitute the valid and binding obligations of Seller enforceable in accordance with their terms. The execution, delivery and performance of the Other Agreements to which an Affiliate is a party will, prior to the Closing Date, be duly authorized and will when executed constitute the valid and binding obligations of the Affiliate enforceable in accordance with their terms.

                  3.3.     Non-Contravention.

                           This Agreement and all transactions contemplated hereby will not result in a violation of the Articles of Incorporation or By-Laws of the Seller or the Affiliates or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms or provisions of any material agreement to which the Seller or the Affiliates is a party or by which it may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting the operation of the business of Seller or the Affiliates.

                  3.4.     Ownership of the Shares.

                           Seller owns the Shares free and clear of all mortgages, pledges, liens, claims, charges, security interests, options, restrictions on transfer or other legal and equitable encumbrances of any nature whatsoever.

                  3.5.     Broker's Fees.

                           Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  3.6.     Transaction.

                           Seller shall use Best Efforts to effect a smooth transition from current ownership of the Company Cooperating Provider Network ("Network") for current Company Network clients to ownership by Buyer.

         4.       Representations and Warranties of Buyer.

                  Buyer hereby represents and warrants to Seller as follows:

                  4.1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized to do business in the State of Maryland.

                  4.2.     Corporate Authority.

                           The execution, delivery and performance of this Agreement has been duly authorized and this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms and conditions. The execution, delivery and performance of the Other Agreements will, prior to the Closing Date, be duly authorized and will when executed constitute the valid and binding obligations of Buyer enforceable in accordance with their terms.

                  4.3.     Non-Contravention.

                           This Agreement and all transactions contemplated hereby will not result in a violation of the Certificate of Incorporation or By-Laws of Buyer or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms or provisions of any material agreement to which Buyer is a party or by which it may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting the operation of the business of Buyer.

                  4.4.     Broker's Fees.

                           Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

                  4.5.     Purchase Price.

                           Buyer has, and at the Closing will have, sources of funds in an amount and available on terms sufficient to enable Buyer to pay the Purchase Price due at Closing in accordance with the terms of this Agreement.

                  4.6.     Best Efforts.

                           Through December 31, 2001, Buyer shall use Best Efforts, including, but not limited to, effecting a smooth transition from current ownership of the Network for current Company Network clients to ownership by Buyer, maintaining current Company Network clients, increasing revenues from current Company Network clients, adding new clients and developing utilization of the Network in connection with the PIP (personal injury protection) auto coverage and workers' compensation coverage, to increase Actual Revenues. Buyer may use the Healthcare Network Sales Specialists of Seller's Affiliate, Principal Health Care, Inc. ("PHC") to develop Network utilization in connection with the PIP auto coverage and workers' compensation coverage.

         5.       Representations and Warranties concerning the Company.

                  Seller hereby further represents and warrants to Buyer as follows:

                  5.1.     Organization and Qualification of the Company.

                           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all necessary corporate powers to own its properties and carry on its business as now owned and operated. To Seller's knowledge except as set forth in the following sentence, the Company is in good standing and is duly qualified to do business in each jurisdiction where such qualification is required, except where such lack of qualification would not have a material adverse effect on the financial condition of the Company. The Company prior to Closing changed its name and Seller makes no representation regarding the impact of the Company's name change on its standing or qualification to do business in any state.

                  5.2.     Capitalization.

                           The authorized capital stock of the Company consists of 100 shares of common stock, with $0.01 par value per share, of which 100 shares are issued and outstanding. Such common stock is the only class of capital stock authorized by the Company's Articles of Incorporation. Each issued and outstanding share of capital stock of the Company is duly authorized, validly issued, fully paid and non-assessable and is owned beneficially and of record by Seller.

                  5.3.     Non-Contravention.

                           This Agreement and all transactions contemplated hereby will not result in a violation of the Articles of Incorporation or By-Laws of the Company or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under any of the terms or provisions of any material agreement to which the Company is a party or by which it may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting the operation of the business of the Company. Notwithstanding anything to the contrary set forth in this Agreement, Seller makes no representation regarding the impact of this Agreement and the transactions contemplated hereby on any agreements to which the Company is a party and which contain provisions limiting assignment of such agreements by either party without the consent of the other party thereto.

                  5.4.    Books and Records.

                          The minute books and stock record books of the Company are complete and correct in all material respects.

                  5.5.    Subsidiaries.

                          The Company does not beneficially own any securities of any issuer or any interest in any other business enterprise.

                  5.6.    Financial Statements.

                          Seller and the Company have heretofore delivered or made available to Buyer audited balance sheets, statements of income and cash flow of the Company for the years ended December 31, 1995 and 1996, respectively, and an internal unaudited balance sheet and statement of income and cash flow of the Company as of August 31, 1997, and the period ended August 31, 1997 ("Financial Statements"). The Financial Statements present fairly the financial position of the Company as of the respective dates of the balance sheets included in the Financial Statements and the results of operations and cash flow for the periods then ended, subject to normal year-end adjustments.

                  5.7. Operations in the Ordinary Course; No Material Adverse Change.

                          Since December 31, 1996, the Company has conducted its business in the ordinary course, except as set forth in Schedule 5.7. Since December 31, 1996, except as set forth in Schedule 5.7., there has not been any material adverse change in the financial condition or results of operations of the Company. Without limiting the generality of the foregoing and except as otherwise disclosed on Schedule 5.7., since that date, to the knowledge of Seller, the Company has not engaged in any practice, taken any action or entered into any transaction outside the ordinary course of its business.

                  5.8.    Legal Compliance.

                          To Seller's knowledge, except as otherwise disclosed to Buyer, the Company has complied with all applicable laws of federal, state and local governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of the Company.

                  5.9.    Assets.

                          To Seller's knowledge, the Company has good title to, or a valid leasehold interest in or license right to, the computers, phones, furniture and workstations it uses regularly in the conduct of its business.

                  5.10.   Real Property.

                          The Company is the sublessee under that certain sublease dated as of August 15, 1997, by and between the Company as sublessee and Principal Health Care, Inc., as sublessor, (the "Sublease") a copy of which Sublease has been provided to Buyer. To the knowledge of Seller, the Sublease is legal, valid, binding, enforceable and in full force and effect, except where the illegality, invalidity, non-binding nature, unenforceability or ineffectiveness would not have a material adverse effect on the financial condition or results of operations of the Company.

                  5.11.    Contracts.

                           Schedule 5.11. lists the ten (10) largest written contracts or the written agreements with payors to which the Company is a party. Seller or the Company has delivered or made available to Buyer a correct and complete copy of each contract listed on Schedule
                           5.11. To Seller's knowledge, all contracts of the Company with Network providers are in full force and effect subject to the rights to terminate contained therein. Seller makes no representation with respect to the assignability of any contracts of the Company without the consent of other parties to such contracts.

                  5.12.    Litigation.

                           Except as listed on Schedule 5.12. or otherwise disclosed to Buyer, there is:

                           (a) no suit, action, arbitration or other legal
                               proceeding pending or to Seller's knowledge threatened against the Company;

                           (b) no final judgment, decree, injunction or similar
                               order outstanding against the Company or any of its property or assets; and

                           (c) no lawsuit, proceeding, or investigation
                               pending or to Seller's knowledge threatened against the Company or the Seller which questions the validity of this Agreement or the consummation of the transactions contemplated hereby.

                  5.13.    Articles of Incorporation and By-Laws.

                           The Seller has delivered to Buyer a true and complete copy of the Company's Articles of Incorporation and By-Laws.

                  5.14.    Taxes.

                           (a) The Company has completed and filed or will
                               complete and file on or before the due dates thereof (with applicable grace periods available without financial penalty or obligation) all tax returns and filings required by applicable law to be filed by the Company for all taxable periods ended or ending on or before the Effective Date, and has paid, or where payment is not yet required to be made, has set up an adequate accrual in accordance with generally accepted accounting principles for the payment of all taxes required to be paid in respect of the periods covered by such returns and filings. To the extent any accrual for the taxes referenced herein is inadequate, Seller shall be responsible for any deficiency.

                           (b) The Company is not delinquent in the payment
                               of any tax, assessment or governmental charge required to be paid by it and:

                               (i) no deficiencies for any tax, assessment or
                                   governmental charge have been proposed
                                   (tentatively or definitively), asserted or assessed against the Company and to Seller's knowledge there is no basis for any such deficiency, assessment or charge; and

                               (ii) The Company has not executed any request for
                                    a waiver or extension of the time to assess any tax except for tax year 1993, responsibility for which shall be Seller's after Closing.

                           (c) For purposes of this Agreement, the term Tax
                               shall include all taxes, deficiencies, levies or like assessments, charges or fees, including, without limitation, income, profits, gains, gross receipts, excise, property (tangible and intangible), sales, use, occupation, ad valorem, license, payroll and franchise or other governmental taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof on the Company and/or any of its business activities and any interest, penalties, fines or additions to tax attributable to such assessments. To the knowledge of Seller, the Company is not a party to nor expected to become a party to any pending or threatened action or proceeding, assessment or collection of taxes by any governmental authority relating to the business and operations of the Company.

                  5.15.    Employees of the Company.

                           Buyer has been provided a list of all current employees of the Company, showing each person's name, position with the Company and cash compensation payable by the Company for the current calendar year (including any bonus plan such employees may be eligible for). Buyer acknowledges that certain employees will become employees of PHC. Unless agreed to by PHC and Buyer, PHC and Buyer will not recruit employees of each other for a period of eighteen (18) months from the Closing Date. Seller shall be responsible for reimbursement to Buyer for payment to the Company employees of any bonus earned by such employees under the Company bonus plan as it exists on the date of this Agreement through the Closing Date.

                  5.16.    Employee Benefits.

                           (a) The Company has made all contributions and other payments required by and due under each Employee Benefit Plan (the "Benefit Plans") maintained by the Company and identified in Schedule 5.16.

                           (b) To the knowledge of Seller, each Benefit Plan complies in form and operation in all respects with the applicable requirements of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974 ("ERISA"), except where the failure to comply would not have a material adverse effect on the financial condition of the Company.

                           (c) The Benefit Plans will not be transferred to Buyer after Closing and Seller shall retain all rights and responsibilities of the Benefit Plans after Closing.

                  5.17.    Disclosure.

                           No representation or warranty of Seller in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

                  5.18.    Disclaimer of Other Representations and Warranties.

                           Except as expressly set forth in Section 3 and this
                           Section 5, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Company or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

         6.       Covenants of Buyer and Seller.

                  6.1.     Compliance with Conditions Precedent.

                           Each of the parties shall use its commercially reasonable efforts to cause the conditions precedent for which such party is responsible to be fulfilled.

                  6.2.     Further Acts.

                           Each of the parties will, at any time, and from time to time, after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to complete the transactions contemplated by this Agreement.

                  6.3.     Access to Information.

                           Seller has caused the Company to permit
                           representatives of Buyer to have full access at reasonable times, and in any manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Company since May of 1997. Since May of 1997 Buyer has and will treat and hold as confidential any information concerning the businesses and affairs of the Company that is not already generally available to the public ("Confidential Information") it received or will receive from Seller or the Company in the course of the reviews contemplated by this Section 6.3., will not use any of the Confidential Information except in connection with this Agreement and that certain Confidentiality Agreement between Buyer and Seller dated September 8, 1997, and if this Agreement is terminated for any reason whatsoever, will return to Seller all tangible embodiments (and all copies) of the Confidential Information which are in its possession. The confidentiality provisions contained in this Section 6.3. shall survive termination of this Agreement.

                  6.4.     Public Announcements.

                           Through October 31, 1997, Buyer and Seller will consult with each other before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any press release or make any such public statement without the approval of the other, except as may be required by law, and then only after consultation with each other.

                  6.5.     Company Name.

                           Seller caused the name of the Company to be changed to UP&UP, Inc., prior to the date of this Agreement. Seller shall assist Buyer with state filings required by the change of name.

                  6.6.     Computer Access Agreement.

                           Within thirty (30) days after the Closing Date, PHC and Buyer shall in good faith negotiate and execute an agreement allowing continuation of PHC's access to the Company software system for claims repricing and other purposes as desired for a reasonable fee.

                  6.7.     HNS Agreement.

                           Within thirty (30) days after the Closing Date, PHC and Buyer shall in good faith negotiate and execute an agreement for a minimum term of one (1) year providing for the marketing by PHC's Healthcare Network Sales Specialists ("HNS") of products of Buyer. Buyer hereby agrees that as a part of such agreement it shall pay one-third of the HNS overhead costs, not to exceed one hundred and twenty-five thousand dollars ($125,000) per year, and commissions to HNS in accordance with the HNS Sales Compensation Plan.

         7.       Conditions Precedent.

                  The obligation of the parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or before the Closing Date of the following:

                  7.1.     Conditions to Obligations of Buyer.

                           The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

                           (a) the representations and warranties set forth in
                               Sections 3 and 5 above shall be true and correct in all material respects at and as of the Closing;

                           (b) Seller shall have performed and complied with all
                               of its covenants hereunder in all material respects;

                           (c) there shall not be any injunction, judgment,
                               order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                           (d) if requested by Buyer, Seller shall deliver
                               to the Buyer a certificate to the effect that each of the conditions specified above in this
                               Section 7.1. are satisfied in all material respects;

                           (e) there shall have been delivered to Buyer as of
                               the Closing Date, signed resignations of the Company directors;

                           (f) Buyer's board of directors shall have approved
                               the acquisition and other agreements set forth herein; and

                           (g) if required, all applicable waiting periods (and
                               any extensions thereto) under the
                               Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents and approvals required to consummate this transaction.

                           Buyer may waive any condition specified in this
                           Section 7.1. if it executes a writing so stating at or prior to the Closing.

                  7.2.     Conditions to Obligations of Seller.

                           The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) the representations and warranties set forth in
                               Section 4 above shall be true and correct in all material respects at and as of the Closing;

                           (b) Buyer shall have performed and complied with all
                               of its covenants hereunder in all material respects;

                           (c) there shall not be any injunction, judgment,
                               order, decree, ruling or charge in effect preventing the consummation of any of the transactions contemplated by this Agreement;

                           (d) if requested by Seller, Buyer shall have
                               delivered to Seller a certificate to the effect that each of the conditions specified above in this Section 7.2. is satisfied in all material respects;

                           (e) Seller's board of directors shall have approved
                               the disposition and other agreements set forth herein; and

                           (f) if required, all applicable waiting periods (and
                               any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents and approvals required.

                           Seller may waive any condition specified in this
                           Section 7.2. if it executes a writing so stating at or prior to the Closing.

         8.       Indemnifications; Remedies.

                  8.1.     Survival.

                           The representations, warranties, covenants and obligations in this Agreement, the certificates delivered pursuant to Section 2.4. and any other certificate or document delivered pursuant to this Agreement shall survive for a period of twelve (12) months following the Closing (unless the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing in which case the misrepresentation or breach of warranty shall not survive Closing); provided, however, that the representations and warranties set forth in Section 4.6. shall survive through and including December 31, 2001, the representations and warranties set forth in Sections
                           5.1. and 5.2. shall survive the Closing forever thereafter, subject to any applicable statute of limitations and the obligations of Buyer set forth in
                           Section 2.5. shall survive the Closing until satisfied in whole.

                  8.2.     Indemnification by Seller.

                           Seller hereby indemnifies and holds Buyer harmless for any and all loss, cost, liability, claim, damage and expense (including reasonable attorneys' fees) arising from:

                           (a) any breach of any misrepresentation or warranty
                               made by Seller in this Agreement, the certificate delivered by Seller pursuant to Section 2.4., or any other certificate or document delivered by Seller pursuant to this Agreement; and

                           (b) any breach by Seller of any covenant or
                               obligation of Seller in this Agreement.

                  8.3.     Indemnification by Buyer.

                           Buyer hereby indemnifies and holds Seller harmless for any and all loss, cost, liability, claim, damage and expense (including reasonable attorneys' fees) arising from:

                           (a) any breach of any representation or warranty made
                               by Buyer in this Agreement, the certificate delivered by Buyer pursuant to Section 2.4., or any other certificate or document delivered by Buyer pursuant to this Agreement; and

                           (b) any breach by Buyer of any covenant or obligation
                               of Buyer in this Agreement.

                  8.4.     Procedure for Indemnification - Third-Party Claims.

                           In the event that any claim shall be asserted against a party entitled to indemnification under this
                           Section 8, such party will, if a claim is to be made against the other party for indemnification, give notice in writing to the other party of the commencement of such claim. The indemnifying party will have the right to assume and conduct the defense of the claim with counsel of its choice (subject to the reasonable approval of the indemnified party); provided, however, that the indemnifying party shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed). Unless and until the indemnifying party assumes the defense of a claim, the indemnified party shall defend against the claim. In no event will the indemnified party consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the indemnifying party.

                  8.5.     Procedure for Indemnification - Other Claims.

                           A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the indemnifying party from the party seeking indemnification.

                  8.6.     Exclusive Remedy.

                           Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Buyer and Seller with respect to this Agreement and the transactions contemplated by this Agreement.

         9.       Termination.

                  9.1. Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to Closing.

                  9.2. Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to Closing:

                           (a) in the event Seller has breached any
                               material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach and the breach is continued without the commencement of attempts by Seller to cure such breach prior to Closing; or

                           (b) if Closing shall not have occurred on or
                               before the Closing Date by reason of a failure of any condition precedent under Section 7.1. (unless the failure results primarily from Buyer itself, breaching any representation, warranty or covenant contained in this Agreement).

                  9.3. Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to Closing:

                           (a) in the event Buyer has breached any material
                               representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach and the breach has continued without the commencement of attempts by Buyer to cure such breach prior to Closing; or

                           (b) if Closing shall not have occurred on or before
                               the Closing Date by reason of a failure of any condition precedent under Section

                               7.2. (unless the failure results primarily from Seller itself, breaching any representation, warranty or covenant contained in this Agreement).

         10.      Miscellaneous.

                  10.1.    Expenses.

                           Buyer agrees that all fees incurred by it in connection with this Agreement shall be borne by Buyer, including, without limitation, all fees of counsel and accountants for Buyer, and Seller agrees that all fees and expenses incurred by Seller shall be borne by Seller, including, without limitation, all fees of counsel and accountants for Seller. Buyer shall pay all costs incurred in connection with any Hart-Scott-Rodino Act filing. Seller shall pay all sales, use, stamp, transfer and like taxes, if any, imposed by the United States or any state or political subdivision thereof, required to be paid in connection with the transfer of the Shares.

                  10.2.    No Third-Party Beneficiary.

                           This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

                  10.3.    Notices.

                           All notices, requests, demands and other communications required or permitted hereunder shall be in writing and delivered personally or by overnight courier or registered mail, return receipt requested:

                           (a) If to Seller:

                                    Principal Holding Company, Inc.
                                    711 High Street
                                    Des Moines, Iowa 50392
                                    Attn:  Mary L. Bricker

                                    copy to:

                                    Principal Mutual Life Insurance Company
                                    711 High Street
                                    Des Moines, Iowa 50392
                                    Attn:  Karen E. Shaff

                           (b)      If to Buyer:

                                    United Payors & United Providers, Inc.
                                    2275 Research Boulevard, 6th Floor
                                    Rockville, Maryland 20850
                                    Attn:  Edward S. Civera

                           or to such other person or address as any party shall furnish to the other parties in writing.

                  10.4.    Tax Election.

                           Buyer reserves the right to make a timely election under Section 338 of the Internal Revenue Code of 1986, as amended. At the request of Buyer, Buyer and Seller shall jointly make an election under Section 338(h)(10) of the Code (collectively, a "Section 338(h)(10) election"). Buyer and Seller shall:

                           (a) take, and cooperate with each other to take, all
                               actions necessary and appropriate (including such forms, returns, elections, schedules and other documents as may be required to affect and preserve a timely Section 338(h)(10) election) in accordance with Section 338 of the Code and any Treasury regulations thereunder, or any successor provisions as soon as practicable following the Closing Date, but not later than the date which is the latest date for making such election, and from time to time thereafter; and

                           (b) Buyer and Seller shall report the sale of
                               the Shares pursuant to this Agreement consistent with the Section 338(h)(10) election and shall take no position contrary thereto or inconsistent therewith in any tax return, any discussion with, or proceeding before, any tax authority, or otherwise.

                  10.5.    Governing Law.

                           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

                  10.6.    Amendments and Waivers.

                           No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way rights arising by virtue of any prior or subsequent such occurrence.

                  10.7.    Severability.

                           Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offering term or provision in any other situation or jurisdiction.

                  10.8.    Entire Agreement.

                           This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, of the parties hereto, with respect to the subjects hereof.

                  10.9.    Binding Effect; No Assignment.

                           This Agreement shall be binding upon and inure to the benefit of the parties and their successors and their permitted assigns. This Agreement is not assignable by either party without the prior written consent of the other party except Seller may assign this Agreement to Principal Mutual or an Affiliate of Seller.

                  10.10.   Counterparts.

                           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

                  10.11.   Approvals.

                           This Agreement is subject to and conditioned upon the approvals of Buyer's and Seller's boards of directors and the Corporate Finance Committee of Principal Mutual.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

UNITED PAYORS & UNITED               PRINCIPAL HOLDING COMPANY
PROVIDERS, INC.

By: /s/ Edward S. Civera             By: /s/ Michael H. Gersie
    ----------------------------         --------------------------------

Name: Edward S. Civera               Name: Michael H. Gersie
      --------------------------           ------------------------------

Title: President & C.O.O.            Title: Senior Vice President
       -------------------------            -----------------------------


                                     By: /s/ Mary L. Bricker
                                         --------------------------------

                                     Name: Mary L. Bricker
                                           ------------------------------

                                     Title: Assistant Corporate Secretary
                                            -----------------------------

                                  ADDENDUM I

                                  Definitions
                                  -----------

Actual Revenues shall be defined as follows:

         (i) Listed as Attachment A to this Addendum are those entities that have entered into existing payor contracts ("Existing Payor Contracts") with the Company to access medial provider contracts that comprise the Network. For purposes of this definition, the Network shall include medical providers that are currently under contract with the Company and/or Buyer, directly or indirectly, and medical providers that may contract at a future date with the Company and/or Buyer, directly or indirectly. For Existing Payor Contracts, the Company is presently paid a monthly fee by each existing payor client ("Existing Payor Client"). Such fee, net of any client remittances and/or rebates ("Net Fee") paid pursuant to Existing Payor Contracts, is based on a percent of savings or on a capitated basis. Actual Revenue shall be computed as the total Net Fee paid by Existing Payor Clients or new Company Network clients as a result of such clients assessing the Network.

         (ii) Actual Revenue shall also include revenue collected by the Company and/or Buyer from the following product lines:
                  Personal Injury Protection (PIP), and workers' compensation. These two product lines are currently in the development stage and had no revenue through July, 1997.

Affiliate shall mean any wholly owned subsidiary (or subsidiary of such subsidiary) of Seller.

AHP License Agreement shall mean that certain agreement dated as of the Closing Date by and between Principal Mutual and Buyer.

Best Efforts shall mean pursuing a business course of action that is consistent with maximizing the Adjustment Amount using good business judgment.

Material. For purposes of this Agreement, where the term "material" is used, an item shall be considered material if it involves in excess of $100,000 in which case the parties agree to discuss the issue in good faith.

Principal Mutual Services Agreement shall mean that certain agreement dated as of the Closing Date by and between Principal Mutual and Buyer.

                                 Attachment A


Affiliated
Amalgamated Life Insurance Co.
American Service Life Insurance Co.
AmeriHealth Administrators
Baird, Kurtz & Dobsen
Beech Street
Benefit Claims Payors, Inc.
Brown Foreman Co.
Capital Health Care, Inc.
Central States Health & Life
Christian Brothers Services
City of Mountain View
Community Medical Management Service
Continental General Insurance Co.
Continental Life & Accident Co.
Contract Freightors, Inc.
Core Source, Susquehanna Administrators, Inc.
County of Reno
Development Center of the Ozarks
Employee Benefit Service, Inc.
Employer Alternative
Employers Mutual, Inc.
Georgia Pacific
Golden Rule
Grand Valley Health Plan
Group Benefit Services
Healthy Benefit Alliance, Inc.
Insurance and Risk Management, Inc.
Inter-County Hospitalization Plan, Inc.
J.F. Molloy
Kepple & Co.
MAPA/ACMG
MedPlans 2000, Inc.
Midland Group, Inc.
Montana Medical Benefit Plan
Mountain State Administration Company
Mutual Of Omaha
National Benefit Plans, Inc.
National Claims Administration Services
Nippon Life Insurance Co. of America
Pioneer (excludes Washington National Insurance Co.)
Poe & Brown Benefits, Inc.
Principal Mutual
Principal Health Care
Professional Services Industries, Inc.
PSATS Trustees Insurance Fund
The Benefit Group, Inc.
The Araz Group
UIS, Inc./Champion Laboratories, Inc.
United Group Insurance Co.
York Public Schools

                                  ADDENDUM II

                         Form of Seller Legal Opinion
                         ----------------------------

                                    Attached

          [LETTERHEAD OF THE PRINCIPAL FINANCIAL GROUP APPEARS HERE]


                                        September 29, 1997



United Payors & United Providers, Inc.
2275 Research Boulevard, 6th Floor
Rockville, Maryland 20850

     RE: Stock Purchase Agreement dated as of September 29, 1997, by and between Principal Holding Company, Inc., and United Payors & United Providers, Inc.

Ladies and Gentlemen:

         I am Senior Vice President and General Counsel of Principal Holding Company, Inc., an Iowa stock corporation ("PHC"), in connection with the transactions contemplated by that certain Stock Purchase Agreement (the "Agreement") made as of September 29, 1997, among United Payors & United Providers, Inc. ("UP&UP") and PHC whereby, among other things, UP&UP is acquiring ownership of the stock of UP&UP, Inc., formerly known as America's Health Plan, Inc., a Maryland corporation ("AHP"). This Opinion Letter is provided to you pursuant to Section 2.4. of the Agreement. All capitalized terms used in this Opinion Letter and not otherwise defined herein have the meanings set forth in the Agreement.

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

         For purposes of this Opinion, the "Documents" refer to the Agreement, the AHP License Agreement and the Principal Mutual Services Agreement.

         In conjunction with the delivery of this Opinion, I have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

         A.   The Documents; and

         B.   The Articles of Incorporation and By-Laws of PHC.

         The foregoing are collectively referred to herein as the "Documents."

United Payors & United Providers, Inc.
September 29, 1997
Page 2

         I have also examined originals, executed counterparts or copies of such other agreements, corporate records, instruments and certificates, certificates of public authorities and such matters of law as I have deemed necessary for purposes of this Opinion. To the extent that I deemed necessary for purposes of this Opinion, I have relied upon (i) the statements and representations of officers of PHC as to factual matters, and (ii) certificates and other documents obtained from public officials. I have further relied as to factual matters on the representations and warranties contained in the Documents and I have assumed the completeness and accuracy of all such representations and warranties as to factual matters.

         I have assumed the genuineness of all signatures, the legal capacity of all individuals who have executed the Documents and all other documents I have reviewed, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified, photostatic, reproduced or conformed copies. I have also assumed that the Documents have been duly authorized, executed and delivered by UP&UP and are enforceable in accordance with their terms against UP&UP and that the execution, delivery and performance of the Documents by UP&UP do not and will not result in a breach of, or constitute a default under, any agreement, instrument or other document to which UP&UP is a party or any judgment, writ or decree applicable to UP&UP or to which UP&UP's property is subject.

         Based upon and subject to my examination as aforesaid and subject to the qualifications set forth herein, I am of the opinion that:

         1. PHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa and has the requisite corporate power and authority to own and lease its properties, to lease any properties, to lease any properties it operates under lease and to conduct its business, and to enter into and perform all of its obligations under the Documents.

         2. The execution, delivery and performance by PHC of the Documents have been duly authorized by all necessary corporate action on the part of PHC, are not in contravention of any provision of the Certificates of Incorporation or By-Laws of PHC.

         3. The Documents have been duly executed and delivered by PHC and constitute the valid and binding obligation of PHC enforceable against PHC in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors and the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and further subject to any

United Payors & United Providers, Inc.
September 29, 1997
Page 3

provision of the Documents to the extent that such provision purports to waive any rights, remedies or defenses or of any provision for contribution or indemnification.

         4. The shares of capital stock of AHP, consisting of one hundred (100) shares of common stock, $0.01 par value (the "Shares"), are the only outstanding shares of AHP capital stock, have been duly authorized and validly issued, and are fully paid and non-assessable under the General Business Law of the State of Maryland.

         The foregoing opinions are limited to the laws and regulations of the United States and the State of Iowa, where the undersigned is admitted to practice. I have not considered and express no opinion on the laws or regulations of any other jurisdiction. This Opinion is rendered only with respect to the laws and the regulations thereunder which are in effect as of the date hereof. I assume no responsibility for updating this Opinion to take into account any event, action, interpretation or change or law occurring subsequent to the date hereof that may affect the validity of any of the opinions expressed herein.

         This Opinion is furnished solely for your benefit for use in connection with the Documents and the transactions contemplated thereby, and it may not be furnished or quoted to, or relied upon by, any other person, without my prior written consent.

                                                     Very truly yours,



                                                By:
                                                     -------------------------

                                 ADDENDUM III

                          Form of Buyer Legal Opinion
                          ---------------------------

                                   Attached

      [LETTERHEAD OF UNITED PAYORS & UNITED PROVIDERS, INC. APPEARS HERE]

September 29, 1997


Principal Holding Company, Inc.
711 High Street
Des Moines, IA 50392

Re: Acquisition of UP&UP, Inc., formerly known as America's Health Plan, Inc. ("AHP") by United Payors & United Providers, Inc.

To Whom It May Concern:

This opinion is given in connection with the Stock Purchase Agreement dated September 29, 1997, but effective July 1, 1997 (the "Purchase Agreement") by and between Principal Holding Company, Inc. ("PHC") and United Payors & United Providers, Inc. ("UP&UP"). Terms not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

In the course of my legal review relating to the opinions expressed herein I have examined: (1) the Purchase Agreement; (2) the Principal Mutual Services Agreement; (3) the America's Health Plan License Agreement; (4) the articles of Incorporation and bylaws of AHP in effect on the date hereof; (5) the resolutions adopted by the Board of Directors of UP&UP approving the execution and delivery of the Purchase Agreement in consummation of the related transaction; and (6) such other documents, communications, certificates or statements, and matters of law and fact that I determined to be relevant and necessary with respect to the opinions expressed herein.

I have relied upon all of the above documents, communications, certificates and statements with respect to the accuracy of factual matters contained herein. I have not independently verified the accuracy of such factual matters and assume the genuiness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon, and subject to the foregoing, I am of the opinion that as of the date hereof:

     (1) UP&UP is a corporation duly organized, valid and existing in good standing as a domestic corporation under the laws of the State of Delaware;

     (2) The Purchase Agreement and the ancillary agreements, when executed and delivered by UP&UP as contemplated in the Purchase Agreement, will have been duly authorized, executed and delivered by UP&UP, and, assuming those same agreements constitute binding obligations of the other party, will constitute, valid and binding obligations of UP&UP enforceable against it in

Principal Holding Company, Inc.
September 29, 1997
Page 2


          accordance with the respective terms of such agreements except that:
          (a) such enforcement may be subject to bankruptcy, insolvency reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights; (b) to the extent the remedies of specific performance, injunctive relief and other forms of equitable relief are subject to any equitable defenses that may be asserted as well as the discretion of the court before which any proceeding relating to this agreement may be brought; and (c) insofar as the enforceability of the indemnifications contained in the agreements may be limited by public policy considerations.

     (3) The execution and delivery of the Purchase Agreement, Principal Mutual Services Agreement, America's Health Plan License Agreement, by UP&UP and the performance of their respective obligations thereunder have been duly and validly authorized by all requisite corporate action on the part of UP&UP;

     (4) UP&UP has complied with the conditions precedent to the obligations of the Seller to consummate the transaction as set forth in Section 7.2 of the Purchase Agreement.

In rendering the opinions expressed herein, I do not purport to have reviewed any laws, rules or regulations other than the laws, rules and regulations governing the corporate existence of UP&UP. I express no opinion as to the laws and regulations of any other jurisdiction.

My opinion is given pursuant to paragraph 2.4(b)(iii) of the Purchase Agreement and is solely for the benefit of PHC and its affiliates. Further, and unless I give my prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to in any document or instrument, or be furnished or relied upon by any person or entity other than PHC and its affiliates.


Sincerely,

UNITED PAYORS & UNITED PROVIDERS, INC.

/s/ Joseph M. Mott

Joseph M. Mott
General Counsel

                                  SCHEDULE 1

                               Other Agreements
                               ----------------

AHP License Agreement



Principal Mutual Services Agreement

                                 SCHEDULE 5.7.

                                Ordinary Course
                                ---------------


Revenues of the Company have declined over the past two (2) years due in part to the transfer of certain payor clients of the Company to Buyer, and due to the decline in volume of claims of Principal Mutual Life Insurance Company and other payor clients through the Network, the termination of a large payor client and the termination of two networks.

                                SCHEDULE 5.11.

                                   Contracts
                                   ---------


Contracts between the Company and each of the following:

Principal Mutual Life Insurance Company

Mutual of Omaha Insurance Company, United of Omaha Life Insurance Company and United World Life Insurance Company

Golden Rule Insurance Company

Pioneer Life Insurance Company of Illinois, National Group Life Insurance Company, Continental Life and Accident Company

Affiliated Healthcare, Inc.

Christian Brothers Services, Inc.

Principal Health Care, Inc. and its HMO subsidiaries

Georgia-Pacific Corporation

Continental General Insurance Company

Central States Health & Life Co. of Omaha

                                SCHEDULE 5.12.

                                  Litigation
                                  ----------


1. AmeriCare Health Alliance of Georgia LLC v. America's Health Plan, Inc. Northern District of Georgia, Civil Action No. 1-97CV242-CC.

2. Dianah Butler v. America's Health Plan, Inc. Missouri State Court action, in Cass County, Division III, Case No. CV397-225AC.

3. Daniel J. Stypula v. Primary Health Services, Inc., et al. Court of Common Pleas, Cuyahoga County, Ohio, Case No. 315802.

                                SCHEDULE 5.16.

                            Employee Benefit Plans
                            ----------------------


Medical:          The Principal Welfare Benefit Plan for Select Subsidiaries

Dental:           The Principal Welfare Benefit Plan for Select Subsidiaries

Life Insurance:   The Principal Welfare Benefit Plan for Select Subsidiaries

Select Savings:   The Principal Select Savings Plan for Employees

Pension Plan:     The Principal Pension Plan for Employees

Flex 2:           Section 125 Cafeteria Plan Coverage

LTD:              The Principal Long-Term Disability Plan for Employees